EXHIBIT 99.1

First Financial Bancorp Reports Double Digit Growth in Assets, Loans and Deposits and Results of Fourth Quarter and Year to Date Earnings

    LODI, Calif.--(BUSINESS WIRE)--March 5, 2004--First Financial Bancorp (OTCBB:FLLC) the parent company of Bank of Lodi, N.A., today announced that as of December 31, 2003, the Company exceeded its year-end goal of $300 million in assets. In addition, the Company reported that it continues to achieve its growth objectives, realizing double-digit growth in assets, loans and deposits. Total assets reached $321 million, representing a $66 million, or 25.9% increase over 2002. Furthermore, during 2003 total gross loans increased $17 million, or 10.3%, to total $183 million and deposits increased $67 million, or 32.0%, to total $278 million at December 31, 2003. Year to date, net income for the Company totaled $1,177,000, or $0.68 per diluted share representing a $178,000 or 13% decrease over 2002's net income of $1,355,000. For the fourth quarter of 2003, net income totaled $285,000, or $0.16 per diluted share as compared to $265,000 or $0.15 per diluted share for the same period in 2002.
    During 2003, the Company incurred unanticipated costs totaling $373,000 in response to disruptive actions initiated by three dissident directors. On an after tax basis (using statutory tax rates) these expenses totaled $220,000, representing a reduction of $.14 and $.13 in basic and diluted earnings per share for 2003, respectively. Excluding the expenses associated with the dissident directors, net income would have increased $42,000, or 3.1% over 2002. Additionally, in September 2003, the Company opened a branch office in downtown Sacramento. While the performance of the new branch exceeded management's budget projections, during 2003 the branch incurred an after tax loss (using statutory tax rates) totaling $156,000. Excluding the expenses associated with the dissident directors combined with the startup costs associated with the new branch in downtown Sacramento, net income increased $198,000 or 14.6% over 2002.
    "Our plan for growth and expansion continues to succeed and the results are enhancing shareholder value," reported Leon Zimmerman, President and Chief Executive Officer, "We are achieving our objectives and greatly appreciate the support of our many loyal customers, employees and shareholders as we continue to implement our strategic plan."
    The growth trend for both average earning assets and deposits continued in 2003, increasing 18.9% and 18.5%, respectively, over 2002. Net interest income in 2003 increased 5.9%, to $10,825,000 from $10,218,000 in 2002. However, as a result of a lower interest rate environment in 2003 when compared to 2002, the net interest margin decreased to 4.56% for 2003 compared to 5.12% for 2002. Changes in the balance sheet mix and the decrease in general interest rates as a result of actions undertaken by the Federal Reserve, have resulted in net interest margin compression over the past three years.
    Net interest income totaled $2,878,000 during the fourth quarter of 2003, representing an increase of $174,000 over the $2,704,000 earned during the same period in 2002. The increase resulted from the net effect of an increase in interest income totaling $230,000 combined with an increase of $56,000 in interest expense. As a result of a lower interest rate environment in 2003 when compared to 2002, the Company experienced a decrease in the yield on average earning assets, from 6.58% during the fourth quarter of 2002 to 5.51% during the fourth quarter of 2003. In addition, the Company's average cost of funds decreased from 1.25% during the fourth quarter of 2002 to 1.07% during the fourth quarter of 2003.
    The provision for loan losses totaled $312,000 and $625,000 for the year ending December 31, 2003 and 2002, respectively. For the three-month period ending December 31, 2003 and 2002 the provision for loan losses was $0 and $87,000, respectively. Net charge-offs for the year ending December 31, 2003 totaled $107,000 as compared to $236,000 for 2002. At December 31, 2003, nonperforming loans totaled $3,880,000 or 2.1% of gross loans as compared to $2,409,000, or 1.5% at December 31, 2002. The ratio of the allowance for loan losses to gross loans was 1.79% and 1.85% at December 31, 2003 and 2002, respectively.
    Noninterest income totaled $4,525,000 for the year ending December 31, 2003 representing a decrease of $178,000, or 3.8% when compared to the prior year. Income from the servicing of loans increased by 15.5% resulting in $492,000 of income for 2003 compared to $426,000 for 2002. Loan sales generated $1,082,000 of income, an increase of $77,000 over 2002. Included in noninterest income at December 31, 2003 is the gain on the sale of investment securities of $396,000, which is a decrease of $207,000 when compared to 2002. Also included is an increase in the cash surrender value of life insurance of $524,000, which decreased $125,000 when compared to last year. Excluding gains realized on the sale of investment securities and the increase in the cash surrender value of life insurance, total noninterest income amounted to $3,605,000 in 2003 and $3,451,000 in 2002, representing an increase of $154,000 or 4.5%.
    The Company experienced an increase in noninterest expense totaling $1,022,000, or 8.2% for 2003. The leading factors contributing to the increase in noninterest expense were reflected in increases of $859,000, or 13.6% in salaries and employee benefits combined with expenses totaling $373,000 associated with actions initiated by three dissident directors. The actions initiated by the dissidents represent 36.4% of the total increase in noninterest expense during 2003. The increase in salaries during 2003 was due, in part, to higher commissions paid to mortgage originators and staff hired in connection with the opening of a new branch in Sacramento. The average number of full-time equivalent employees was at 134 at the end of 2003, compared to 121 at the end of 2002. The opening of the new branch in Sacramento accounted for over 50% of the increase in full-time equivalent employees during 2003.
    In April 2002, the Board of Directors authorized a stock repurchase program approving the repurchase of up to $2 million of the Company's stock. During 2003, 9,207 shares were repurchased at an average cost of $16.94 per share for a total of $156,000. During 2002, 32,649 shares were repurchased at an average cost of $11.96 per share for a total of $391,000 under this program. The repurchase program expired December 31, 2003.
    First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577, at any one of its nine branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, Folsom and Sacramento or its loan production office located in Folsom, Calif.

    This press release contains forward looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.


               FIRST FINANCIAL BANCORP AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                              (Unaudited)
               (in thousands, except per share amounts)

                            Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           --------------------- ---------------------
                              2003       2002       2003       2002
                           --------------------- ---------------------
Total interest income         $3,629     $3,399     13,662     13,677
Total interest expense           751        695      2,837      3,459
                           ---------- ---------- ---------- ----------
Net interest income            2,878      2,704     10,825     10,218
Provision for loan losses         --         87        312        625
Noninterest income             1,164      1,145      4,525      4,703
Noninterest expense            3,686      3,400     13,508     12,486
Provision for income taxes        71         97        353        455
                           ---------- ---------- ---------- ----------
Net income                      $285       $265      1,177      1,355
                           ========== ========== ========== ==========

Basic earnings per share:
   Net income available
    for common stock
    shareholders               $0.17      $0.16       0.72       0.82
   Weighted average shares 1,621,174  1,636,756  1,623,660  1,646,314

Diluted earnings per
 share:
   Net income available
    for common stock
    shareholders               $0.16      $0.15       0.68       0.79
   Weighted average shares 1,732,809  1,699,070  1,720,579  1,709,558

Selected ratios:
   Annualized return on
    average total equity        5.44%      5.49%      6.00%      7.30%
   Annualized return on
    average total assets        0.35%      0.42%      0.41%      0.57%


                                     Selected Balance Sheet Data
                                            (in thousands)
                                             (Unaudited)
                                --------------------------------------
                                December 31, 2003   December 31, 2002
                                -----------------   ------------------
Total assets                            $321,260             $255,401
Securities, available for sale            90,270               33,125
Total loans, gross                       182,565              165,519
Allowance for loan losses                  3,262                3,057
Total deposits                           278,155              210,679
Other borrowings                          19,255               20,040
Total shareholders equity                 19,967               19,270

Nonperforming loans                        3,880                2,409


    CONTACT: First Financial Bancorp
             Leon Zimmerman, 209-367-2000